                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Third Quarter 2020 Results
•Third quarter revenue of $176.5 million
•GAAP and adjusted EPS for the quarter of $(0.19) and $(0.15) per share, respectively
•Industrial & Specialty Products segment delivered 21% sequential growth in both volumes and profits
•Oil & Gas segment experienced 15% sequential increase in proppant volumes, 74% increase in SandBox delivered loads, and 20% growth in profits

Katy, Texas, October 29, 2020 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced third quarter 2020 results, including a net loss of $14.0 million, or $(0.19) per basic and diluted share.
The third quarter results were negatively impacted by $3.8 million, or $0.04 per share, of charges related to asset impairments, merger and acquisition related expense, plant startup and expansion costs, facility closure costs, and other adjustments, resulting in adjusted EPS for the third quarter of $(0.15) per basic and diluted share.
“I’d like to commend our team on delivering outstanding third quarter results despite a challenging, though improving, macro backdrop,” said Bryan Shinn, chief executive officer. “Our Industrial segment volumes and profits both rebounded sharply as demand in several key end markets improved materially.”
“In our Oil & Gas segment, sand volumes rose 15% and our Sandbox delivered loads surged 74% as industry frac activity and well completions climbed during the quarter. Increased volumes and cost reduction measures including the remeasurement of railcar leases helped drive a 20% sequential jump in segment profitability. Our teams have worked diligently to right-size our cost structure, particularly in the Oil & Gas segment, and the results of those efforts are now apparent,” he added.
“We have transformed this more volatile business and equipped it to perform well under a variety of market conditions, while simultaneously continuing to invest in and grow our more stable, higher-margin Industrials business,” Shinn concluded.

Third Quarter 2020 Highlights
Total Company
•Revenue of $176.5 million for the third quarter of 2020 compared with $172.5 million in the second quarter of 2020, up 2% sequentially and down 51% from the third quarter of 2019.
•Overall tons sold of 2.239 million for the third quarter of 2020 compared with 1.904 million tons sold in the second quarter of 2020, up 18% sequentially and down 54% from the third quarter of 2019.
•Net loss of $14.0 million, or $(0.19) per basic and diluted share, for the third quarter of 2020, compared with a net loss of $23.0 million, or $(0.31) per basic and diluted share, for the third quarter of 2019.
•Contribution margin of $73.8 million for the third quarter of 2020 compared with $61.3 million in the second quarter of 2020, up 20% sequentially and down 22% from the third quarter of 2019.
•Adjusted EBITDA of $51.3 million for the third quarter of 2020 compared with $40.8 million in the second quarter of 2020, up 26% sequentially and down 12% from the third quarter of 2019.

Industrial and Specialty Products
•Revenue of $110.1 million for the third quarter of 2020 compared with $100.0 million in the second quarter of 2020, up 10% sequentially and down 8% from the third quarter of 2019.
•Tons sold totaled 0.957 million for the third quarter of 2020 compared with 0.792 million tons sold in the second quarter of 2020, up 21% sequentially and flat compared with the third quarter of 2019.
•Segment contribution margin of $42.4 million, or $44.26 per ton, for the third quarter of 2020 compared with $35.1 million in the second quarter of 2020, up 21% sequentially and down 5% from the third quarter of 2019.

The Industrial & Specialty Products segment experienced a 21% sequential increase in contribution margin as sales volumes increased 21%, spurred by stronger demand from several key industrial end markets such as glass, housing and automotive. Contribution margin also benefited by $2.4 million from the remeasurement of operating leases associated with the Company’s fleet of rail cars.
In the third quarter, U.S. Silica executed a new supply agreement with a leading global biopharma company and gained momentum with additional trials for its blood plasma filtration product line. The Company is proud to announce it was awarded the 2020 Supplier of the Year by one of its key industrial customers, a leading multinational building products company.
Oil & Gas
•Revenue of $66.3 million for the third quarter of 2020 compared with $72.5 million in the second quarter of 2020, down 8% sequentially and down 73% from the third quarter of 2019.
•Tons sold of 1.282 million for the third quarter of 2020 compared with 1.112 million tons sold in the second quarter of 2020, up 15% sequentially and down 67% from the third quarter of 2019.
•Segment contribution margin of $31.5 million, or $24.55 per ton, for the third quarter of 2020 compared with $26.2 million in the second quarter of 2020, up 20% sequentially and down 38% from the third quarter of 2019.

In the Oil & Gas segment, the Company sold 1.282 million tons in the third quarter, up 15% from the prior quarter, led by a sequential improvement in frac activity and well completions. Contribution margin for the segment improved 20% sequentially to $31.5 million, driven primarily by cost reduction measures including an $18.2 million benefit from the remeasurement of rail leases and higher volumes, partially offset by lower shortfall penalties recorded during the quarter.
SandBox loads increased 74% during the quarter, as key customers in several basins ramped up their pace of well completions and added more frac crews. During the quarter, the Oil & Gas segment was awarded two new contracts, one with a leading oilfield services provider and one with an E&P in the Northeast.
Capital Update
As of September 30, 2020, the Company had $134.9 million in cash and cash equivalents and $49.6 million, including $25.4 million allocated for letters of credit, available under its credit facilities. Total debt outstanding under our credit facilities as of September 30, 2020 was $1.263 billion.
Capital expenditures in the third quarter totaled $4.5 million and were mainly related to growth capital projects at U.S. Silica’s Millen, GA, and Columbia, SC, industrial facilities, as well as maintenance spending and cost improvement projects across the network. The Company’s forecast of capital expenditures for the full year 2020 is approximately $30.0 million, unchanged from the previous guidance and 75% lower than 2019 capital expenditures of $118.4 million.

Outlook and Guidance
In the Industrial and Specialty Products segment, the Company forecasts fourth quarter volumes to decline 5%-10% sequentially due to the typical seasonality in that business. Excluding the third quarter benefit from the remeasurement of railcar leases, the segment’s contribution margin is expected to decline by roughly 10%, in line with the typical seasonal decline seen in past years.
Looking further out into 2021, though economic uncertainty remains, the Company’s base case is that the ISP segment’s volumes and contribution margin will continue to outperform U.S. GDP trends.
In the Oil & Gas segment, U.S. Silica expects an increase in fourth quarter volumes in the range of 20%-30%, driven by an expected increase in completion activity as operators continue to draw down inventories of drilled but uncompleted wells (DUCs). Adjusting for the third quarter rail lease benefit, the segment’s contribution margin is expected to increase 5%-10% sequentially.
For 2021, while uncertainty remains, the Company’s base case scenario assumes a more balanced crude oil market, which should drive increased completion activity, higher frac sand demand and a stabilization of pricing.
Conference Call
U.S. Silica will host a conference call for investors today, October 29, 2020 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, chief executive officer, and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13711449. The replay will be available through Nov. 28, 2020.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and last-mile logistics provider and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 120-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 400 diversified product types to customers across its multiple end markets. U.S. Silica's wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 23 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada and Chicago, Illinois.
Forward-looking Statements
The presentation referred to above contains “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding the Company’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company’s operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, pharmaceuticals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date of the presentation referred to above, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Total sales	$176,472	$172,537	$361,814
Total cost of sales (excluding depreciation, depletion and amortization)	107,592	124,743	283,633
Operating expenses:
Selling, general and administrative	27,216	39,126	40,208
Depreciation, depletion and amortization	40,069	37,086	47,126
Goodwill and other asset impairments	222	3,956	130
Total operating expenses	67,507	80,168	87,464
Operating income (loss)	1,373	(32,374)	(9,283)
Other (expense) income:
Interest expense	(19,274)	(22,179)	(24,733)
Other (expense) income, net, including interest income	(409)	(1,670)	3,280
Total other expense	(19,683)	(23,849)	(21,453)
Loss before income taxes	(18,310)	(56,223)	(30,736)
Income tax benefit	4,094	23,605	7,671
Net loss	$(14,216)	$(32,618)	$(23,065)
Less: Net loss attributable to non-controlling interest	(254)	(264)	(28)
Net loss attributable to U.S. Silica Holdings, Inc.	$(13,962)	$(32,354)	$(23,037)

Loss per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.19)	$(0.44)	$(0.31)
Diluted	$(0.19)	$(0.44)	$(0.31)
Weighted average shares outstanding:
Basic	73,688	73,620	73,328
Diluted	73,688	73,620	73,328
Dividends declared per share	$—	$—	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	September 30, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$134,923	$185,740
Accounts receivable, net	173,827	182,238
Inventories, net	104,711	124,432
Prepaid expenses and other current assets	44,280	16,155
Income tax deposits	—	475
Total current assets	457,741	509,040
Property, plant and mine development, net	1,415,636	1,517,587
Operating lease right-of-use assets	41,265	53,098
Goodwill	185,649	273,524
Intangible assets, net	164,632	183,815
Other assets	11,724	16,170
Total assets	$2,276,647	$2,553,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$128,193	$248,237
Current portion of operating lease liabilities	30,887	53,587
Current portion of long-term debt	44,248	18,463
Current portion of deferred revenue	15,531	15,111
Total current liabilities	218,859	335,398
Long-term debt, net	1,208,969	1,213,985
Deferred revenue	28,811	35,523
Liability for pension and other post-retirement benefits	67,913	58,453
Deferred income taxes, net	40,334	38,585
Operating lease liabilities	76,827	117,964
Other long-term liabilities	31,268	36,746
Total liabilities	1,672,981	1,836,654
Stockholders’ Equity:
Preferred stock	—	—
Common stock	827	823
Additional paid-in capital	1,197,464	1,185,116
Retained deficit	(400,061)	(279,956)
Treasury stock, at cost	(181,542)	(180,912)
Accumulated other comprehensive loss	(24,841)	(19,854)
Total U.S. Silica Holdings, Inc. stockholders’ equity	591,847	705,217
Non-controlling interest	11,819	11,363
Total stockholders' equity	603,666	716,580
Total liabilities and stockholders’ equity	$2,276,647	$2,553,234

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net (loss) income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Sales:
Oil & Gas Proppants	$66,343	$72,495	$242,707
Industrial & Specialty Products	110,129	100,042	119,107
Total sales	176,472	172,537	361,814
Segment contribution margin:
Oil & Gas Proppants	31,478	26,170	50,557
Industrial & Specialty Products	42,353	35,119	44,397
Total segment contribution margin	73,831	61,289	94,954
Operating activities excluded from segment cost of sales	(4,951)	(13,495)	(16,773)
Selling, general and administrative	(27,216)	(39,126)	(40,208)
Depreciation, depletion and amortization	(40,069)	(37,086)	(47,126)
Goodwill and other asset impairments	(222)	(3,956)	(130)
Interest expense	(19,274)	(22,179)	(24,733)
Other (expense) income, net, including interest income	(409)	(1,670)	3,280
Income tax benefit	4,094	23,605	7,671
Net loss	$(14,216)	$(32,618)	$(23,065)
Less: Net loss attributable to non-controlling interest	(254)	(264)	(28)
Net loss attributable to U.S. Silica Holdings, Inc.	$(13,962)	$(32,354)	$(23,037)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Net loss attributable to U.S. Silica Holdings, Inc.	$(13,962)	$(32,354)	$(23,037)
Total interest expense, net of interest income	19,801	21,295	23,711
Provision for taxes	(4,094)	(23,605)	(7,671)
Total depreciation, depletion and amortization expenses	40,069	37,086	47,126
EBITDA	41,814	2,422	40,129
Non-cash incentive compensation (1)	5,523	4,388	3,722
Post-employment expenses (excluding service costs) (2)	161	527	426
Merger and acquisition related expenses (3)	285	386	4,873
Plant capacity expansion expenses (4)	744	2,390	3,918
Contract termination expenses (5)	—	—	60
Goodwill and other asset impairments (6)	222	3,956	130
Business optimization projects (7)	24	(4)	49
Facility closure costs (8)	1,881	2,738	3,523
Gain on valuation change of royalty note payable (9)	—	—	(2,004)
Other adjustments allowable under the Credit Agreement (10)	675	23,963	3,583
Adjusted EBITDA	$51,329	$40,766	$58,409

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	The three months ended September 30, 2020 reflect $0.2 million of asset impairments related to operating lease right-of-use assets in our Oil & Gas Proppants segment. The three months ended June 30, 2020 reflect $4.0 million of asset impairments related to long-lived assets, operating lease right-of-use assets and inventory related to idled facilities in our Oil & Gas Proppants segment. The three months ended September 30, 2019 reflect a $0.1 million asset impairment related to rail cars that will not be utilized before the end of their leases. See Note G - Inventories, Note H - Property, Plant and Mine Development, and Note Q - Leases to our Condensed Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for more information.
(7)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(9)	Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. The gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.
(10)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended June 30, 2020 also included $1.9 million in transload shortfalls and exit fees, $4.1 million in inventory adjustments, $2.5 million measurement period adjustment to the gain attributable to the bargain purchase of Arrows Up, $3.1 million in severance costs, and $11.8 million in legal expense due to unsuccessful defense of a small number of our patents. See Note E - Business Combinations to our Condensed Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for more information. The three months ended September 30, 2019 also included $6.2 million of loss contingencies reserve, partially offset by insurance proceeds of $2.2 million.

U.S. Silica Holdings, Inc.
Investor Contact
Arjun Sreekumar
Director of Investor Relations
281-394-9584
sreekumar@ussilica.com